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                                                                    EXHIBIT 10.6

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         This First Amendment to Employment Agreement (the "First Amendment") is made and entered into by and between Onyx Software Corporation, a Washington corporation (the "Company") and Benjamin E. Kiker, Jr. (the "Executive"). This First Amendment modifies the employment agreement originally executed between the parties as of June 26th 2002 (the "Employment Agreement") which is hereby incorporated by reference. In the event of any conflict between the Employment Agreement and this First Amendment, the terms of this First Amendment shall control. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

         In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

         1. Executive agrees for a period commencing April 16, 2003 and ending at the discretion of the Company but in no event later than December 31, 2003, Executive's Base Compensation shall be reduced to $184,500. At that time the Executive's Base Compensation shall return to $205,000.

         2. Section 10 of the Employment Agreement is deleted in its entirety and replaced with the following. For the calendar year 2003, Executive's primary work location is Palo Alto, CA. Recognizing that Executive will travel frequently to the Company's headquarters in Bellevue, WA, and considering the Company's desire to control travel expenses, reimbursement of Executive's lodging, meals, car, and incidentals related to time spent in the Bellevue location, Executive will be reimbursed up to a maximum of $32,599 for the period commencing February 1,2003 and ending December 31, 2003. The reimbursable amount may be documented by using the IRS approved per diem rate, or actual out of pocket expenditures. For administrative convenience, the Company may elect to advance such amounts reasonably calculated not to exceed out of pocket expenditures. If an advanced amount cannot be substantiated, it must be repaid within 30 days of the determination that it exceeds the substantiated amount. This arrangement will be reviewed at the end of 2003 to determine whether it should be continued.

         3. Save for as expressly provided under items #1 and #2 above, all other terms and conditions of the Employment Agreement shall remain unchanged.

IN WITNESS HEREOF, each of the parties has executed this First Amendment, in the case of the Company by its duly authorized officer, as of April 16th, 2003.

ONYX SOFTWARE CORPORATION                   EXECUTIVE

By:      /s/ PAUL B. DAUBER                 By:      /s/ BENJAMIN E. KIKER, JR.
         ---------------------------                 ---------------------------
         Paul Dauber                                 Benjamin E. Kiker, Jr.